EZCORP ACQUIRES CONTROLLING INTEREST IN FOUNDERS ONE, LLC, EXPANDING ITS FOOTPRINT BY 105 PAWN STORES ACROSS 12 COUNTRIES
Austin, Texas (January 5, 2026) — EZCORP, Inc. (NASDAQ:EZPW) (“EZCORP” or the “Company”), a leading provider of pawn loans in the United States and Latin America, announced today the acquisition of a controlling interest in Founders One, LLC (“Founders”). Founders, through its subsidiary, Simple Management Group, Inc. (“SMG”), led by CEO John Thedford, operates 105 pawn stores in the U.S. and 11 additional countries. The stores, which operate predominantly under the names “La Familia Pawn and Jewelry” and “CashWiz,” offer traditional pawn loans, buy/sell transactions, and, in Puerto Rico, auto pawn and auto title loans.
Lachie Given, Chief Executive Officer, stated: “We are very excited to announce the acquisition of one of the largest pawn broking platforms in North America. This transaction expands our geographic footprint in attractive markets, including Florida and Puerto Rico, solidifies a proven long-term partnership with a strong management team, adds immediate earnings accretion to our financial results, and provides an exciting new platform for domestic and international growth.”
EZCORP has maintained a preferred equity investment in Founders since October 2021.
At closing of the transaction on January 2, 2026, EZCORP converted its existing $45 million of preferred equity and $10 million of notes receivable to common equity in Founders and contributed an additional $9.4 million in cash, increasing its ownership in Founders and enabling Founders’ purchase of additional shares in SMG. Also associated with the transaction, EZCORP entered into a three-year, senior secured debt facility to provide SMG $156.4 million in funding at 13% per annum, replacing SMG’s third-party debt facility and debt owed to its shareholders and EZCORP. EZCORP funded the transactions out of its cash resources and now owns a majority 87.7% interest in Founders, which controls SMG with an 85.1% ownership interest. Accordingly, EZCORP will consolidate SMG’s financial results going forward, which will meaningfully contribute to the Company’s earnings.
Based on unaudited results for the nine months ended September 30, 2025, Founders generated revenue of $127 million and gross profit of $66 million. For the full year ended fiscal 2024 (unaudited), Founders generated revenue of $147 million and gross profit of $79 million, reflecting growth of approximately 34% and 29%, respectively, compared to fiscal 2023 (unaudited).

Following this transaction, EZCORP now operates a total of 1,488 pawn stores across 16 countries.
ABOUT EZCORP
Formed in 1989, EZCORP is a leading provider of pawn transactions in the United States and Latin America. We also sell pre-owned and recycled merchandise, primarily collateral forfeited from pawn lending operations and merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the S&P 1000 Index and Nasdaq Composite Index.
FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the Company’s strategy, initiatives and expected performance. These statements are based on the Company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the Company's strategy, initiatives and future performance, that address activities or results that the Company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors, current or future litigation and risks associated with pandemics. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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Investor Relations Contact:
Sean Mansouri, CFA
Elevate IR
EZPW@elevate-ir.com
(720) 330-2829